Exhibit 10.12

CERTIFICATE OF DESIGNATIONS OF PREFERENCES, LIMITATIONS,
RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES C PREFERRED STOCK OF
LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

Lakewood-Amedex Biotherapeutics Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the “NRS”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of preferred stock designated as the Series C Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designations of Preferences, Limitations, Restrictions, and Relative Rights of the Series C Convertible Preferred Stock is hereby approved as follows:

1. DESIGNATION AND NUMBER OF SHARES. There shall be a series of Preferred Stock that shall be designated as the “Series C Convertible Preferred Stock,” par value $$0.0001 per share (the “Series C Preferred Stock”), and the authorized number of shares of the Series C Preferred Stock shall be 937,500. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no such decrease shall reduce the number of authorized shares of the Series C Preferred Stock to a number less than the number of shares of the Series C Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series C Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series C Preferred Stock. The rights, preferences, powers, restrictions, and limitations of the Series C Preferred Stock shall be as set forth herein.

2. DEFINITIONS. As used herein, in addition to those terms otherwise defined herein, the following terms shall have the following meanings:

2.1 “Approved Stock Plan” means any employee benefit plan or share incentive plan which has been approved by the Board, pursuant to which the Company’s securities may be issued to any employee, officer, or director for services provided to the Company.

2.2 “Bloomberg” means Bloomberg Financial Markets.

2.3 “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board, any committee of the Board duly authorized to take such action.

2.4 “Business Day” shall mean any day except a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized by law to close.

2.5 “Close of Business” means 5:00 p.m., New York City time.

2.6 “Closing Price” means the price per share in the last reported trade of the Common Shares on a Principal Market or on the exchange on which the Common Shares are then listed as quoted by Bloomberg.

2.7 “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the “Closing Sale Price” shall be the price determined by a nationally recognized independent investment banking firm retained by the Corporation for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of Common Stock. The Closing Sale Price shall be determined without reference to after-hours or extended market trading.

2.8 “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

2.9 “Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $10.00 per Common Share (the “Fixed Price”), or (ii) 80% of the lowest Closing Sale Price during the five (5) consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. The Conversion Price shall be subject to adjustment from time to time as set forth in Section 6.

2.10 “Conversion Rate” shall mean the Original Issue Price divided by the Conversion Price then in effect.

2.11 “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

2.12 “Deemed Liquidation Event” shall mean, unless the Requisite Holders elect otherwise by written consent to the Corporation delivered at least seven (7) days prior to the effective date of such event: (a) any reorganization, merger or consolidation of the Corporation, other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total outstanding voting securities of the Corporation or such other surviving or resulting entity, or (b) a Sale of Assets.

2.13 “Excluded Securities” means any Common Stock issued or issuable or deemed to be issued by the Company: (i) under any Approved Stock Plan, (ii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the date hereof; provided, that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on such date and such Options or Convertible Securities are not amended, modified or changed on or after such date, or (iii) upon a stock split, reverse stock split, distribution of bonus shares, combination or other recapitalization events.

2.14 “Floor Price” solely with respect to the Variable Price, shall mean $1.00 per share. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amounts set forth in a written notice to the Holder; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

2.15 “Holder” shall mean a holder of record of an outstanding share or shares of the Series C Preferred Stock.

2.16 “Junior Stock” shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock upon the liquidation, winding-up, or dissolution of the Corporation.

2.17 “Open of Business” means 9:00 a.m., New York City time.

2.18 “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock was issued.

2.19 “Original Issue Price” shall mean $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series C Preferred Stock.

2.20 “Parity Stock” shall mean each class of capital stock or series of preferred stock the terms of which expressly provide that such class or series will rank on parity with the Series C Preferred Stock upon the liquidation, winding-up, or dissolution of the Corporation. As of the date of filing of this Certificate, there are no shares of Parity Stock issued and outstanding.

2.21 “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, or government or any agency or political subdivision thereof.

2.22 “Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Corporation.

2.23 “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

2.24 “Requisite Holders” shall mean the Holders of a majority of the then-outstanding shares of Series C Preferred Stock, voting together as a single class on an as-converted basis.

2.25 “Sale of Assets” shall mean the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.26 “Senior Stock” shall mean each class of capital stock or series of Preferred Stock the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock upon the liquidation, winding-up, or dissolution of the Corporation. As of the date of filing of this Certificate, there are no shares of Senior Stock issued and outstanding.

2.27 “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the NYSE American or, if the Common Stock is not listed on the NYSE American, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading.  If the Common Stock is not so listed or traded, Trading Day means a Business Day.

3. DIVIDENDS AND LIQUIDATION RIGHTS.

3.1   Dividends. The holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board”), out of funds of the Corporation legally available therefor, on any shares of Series C Preferred Stock that have not been converted pursuant to Section 5, monthly dividends, at the rate of one dollar and twenty cents ($1.20) per share per annum, or 12% per annum of the liquidation preference of ten dollars ($10.00) per share, on the Series C Preferred Stock, which dividends shall be cumulative, shall accrue on a daily basis without interest from the date of issuance, and shall be payable in cash or in kind, at the Corporation’s option, monthly in arrears on the first Business Day of each month (each a “Series C Payment Date”), commencing six months after the date that the Corporation’s common stock commences trading on the Principal Market (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day) to the holders of record as they appear on the stock transfer books of the Corporation on such record dates as are fixed by the Corporation’s Board of Directors not more than 20 nor less than 10 days preceding the Series C Payment Dates for such dividends. To the extent dividends have been declared by the Board, the accumulation and accrual of dividends on the Series C Preferred Stock shall occur regardless of whether or not the Corporation shall have funds legally available for the payment of dividends. The amount of dividends payable per share of Series C Preferred Stock for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360 day year consisting of twelve 30-day months. On each Series C Payment Date the Corporation may pay, at its option and in its sole discretion, in lieu of the payment of dividends in cash on the Series C Preferred Stock, dividends on all outstanding shares of Series C Preferred Stock in whole, or in part, through the issuance of additional shares of Series C Preferred Stock (“PIK Shares”), having an aggregate liquidation preference equal to the amount of such dividends. On each such Series C Payment Date that the Company elects to deliver PIK Shares, the Company shall issue and deliver PIK Shares to the holders of Series C Preferred Stock entitled to such dividend payments. The issuance of such PIK Shares shall constitute “payment” of the related dividend for all purposes of this Certificate of Designation.

3.2 Preferential Payments to Holders of Series C Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, following any payment of preferential amounts required to be paid to the holders of any Senior Stock, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) the Original Issue Price, plus any dividends declared but unpaid thereon; or (b) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant hereto immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders and the holders all other classes of Parity Stock the full amount to which they shall be entitled, the Holders of shares of Series C Preferred Stock and holders of all other Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.3 Payments to Holders of Junior Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Senior Stock (if any), Series C Preferred Stock and Parity Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Junior Stock and in such order of priority as may be required if some holders of Junior Stock have priority over others.

3.4 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “DLE Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the stockholders in accordance with Sections 3.1 and 3.2.

3.5 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the fair market value of the property, rights, or securities paid or distributed to such holders by the Corporation or the acquiring Person. The fair market value of such property, rights, or securities shall be determined in good faith by the Board.

3.6 Allocation of Escrow. In the event of a Deemed Liquidation Event other than a Sale of Assets, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the DLE Agreement shall provide that: (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 As if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections. 3.1 and 3.2 After taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. VOTING RIGHTS.

4.1 General. Holders shall not have any voting rights with respect to any share of Series C Preferred Stock held by such Holder except as specifically set forth in this Section 4 or as required by applicable law, the Articles of Incorporation, or bylaws of the Corporation. With respect to any matter on which any Holder shall be entitled to vote pursuant to this Section 4, such Holder shall be entitled to cast one (1) vote in respect of each share of Series C Preferred Stock held by such Holder.

4.2 Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Designation) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

4.2.1 Amend, alter, or repeal any provision of the Articles of Incorporation (including this Certificate of Designation), whether by merger, consolidation, combination, reclassification or otherwise, in a manner adverse to the dividend rights, preferences or special rights of the Series C Preferred Stock set forth in this Certificate of Designation; provided that an amendment to the Articles of Incorporation to create a new class or series of Junior Stock shall not be deemed an adverse change; or

4.2.2 Increase the authorized number of shares of Series C Preferred Stock, or authorize or issue shares of any class or series of Senior Stock or Parity Stock (or any security convertible into such stock).

5. OPTIONAL CONVERSION. The Holders shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the Conversion Time. Such initial Conversion Price and the Conversion Rate shall be subject to adjustment as provided below in this Section 5.

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series C Preferred Stock shall be rounded to the nearest whole share.

5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a Holder to voluntarily convert shares of Series C Preferred Stock into shares of Common Stock, such Holder shall (a) provide written notice (the “Conversion Notice”) to the Corporation’s transfer agent at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such Holder elects to convert all or any number of such Holder’s shares of Series C Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her, or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (such time, the “Conversion Time”, and such date, the “Conversion Date”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.

5.3.2 On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such transfer agent to credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If any certificates are physically surrendered for conversion and there remain shares of Series C Preferred Stock outstanding further to such certificates after such conversion, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of such certificates at its own expense, issue and deliver to the holder a new certificate representing the shares of Series C Preferred Stock not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of such shares of Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock upon the transmission of a Conversion Notice. The Corporation shall, as soon as practicable after the Conversion Time, pay all declared but unpaid dividends on the shares of Series C Preferred Stock converted.

5.3.3 The Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder’s conversion (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the Closing Price on the Conversion Date.

5.3.4 Reservation of Shares. The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, three (3) times the number of shares of Common Stock issuable upon full conversion of all outstanding Series C Preferred Stock as of such time; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to reserve three (3) times the number of shares of Common Stock issuable upon full conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

5.3.5 Effect of Conversion. All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and returned to the status of authorized Preferred Stock in accordance with Section 7, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of shares designated as Series C Preferred Stock accordingly.

5.3.6 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series C Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.7 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 5.3.7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.3.8 Anti-Dilution Adjustments. The Floor Price and the Conversion Price will be subject to adjustment, without duplication, under the following circumstances, except that the Corporation shall not make any adjustment to the Conversion Price in respect of any dividend or distribution covered by this Section 5.3.8 to the extent a Holder participates in such dividend or distribution equally and ratably on an as-converted basis for the shares of Series C Preferred Stock held by such Holder:

(a) In case the Corporation at any time: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Floor Price and the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event provided however that in no event will the Floor Price exceed $1.00. Any adjustment made pursuant to this Section 5.3.8(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

(b) If the Company, at any time while shares of Series C Preferred Stock are outstanding, issues or sells any Common Shares or Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities), for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities) and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange, or exercise of such Convertible Securities.

(c) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as a result of the issuance or deemed issuance of shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of such shares of Common Stock.

5.3.9 Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable notice of conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted shares of Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5.3.9, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5.3.9 applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a notice of conversion shall be deemed to be such Holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a notice of conversion that such notice of conversion has not violated the restrictions set forth in this paragraph, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5.3.9, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall, within two (2) Trading Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series C Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5.3.9 applicable to its Series C Preferred Stock, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series C Preferred Stock held by the Holder and the provisions of this Section 5.3.9 shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.3.9 to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series C Preferred Stock.

5.4 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property, or a Sale of Assets, then, following any such reorganization, recapitalization, reclassification, consolidation, merger or Sale of Assets, each share of Series C Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or Sale of Assets would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth in this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions.

5.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock.

5.6 Notice of Record Date. In the event:

5.6.1 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

5.6.2 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

5.6.3 of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then, and in each such case, the Corporation will send or cause to be sent to the Holders a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6. Converted, Redeemed or Otherwise Acquired Shares. Any shares of Series C Preferred Stock that are converted, redeemed, or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

7. WAIVER. Except as otherwise set forth herein, any of the rights, powers, preferences, and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all Holders by the affirmative written consent or vote of the Requisite Holders.

8. NOTICES. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed to this Series C Convertible Preferred Stock Certificate of Designation and does affirm the foregoing as true this 31st day of January, 2026.

/s/ Kelvin Cooper
By:	Kelvin Cooper
Its: